EXHIBIT (G)(7)


                               [ITT LETTERHEAD]





                                            February 12, 1997



         Mr. Stephen F. Bollenbach
         President & CEO
         Hilton Hotels Corporation
         9336 Civic Center Drive
         Beverly Hills, CA  90210

         Dear Mr. Bollenbach:

                   In regard to your letter dated February 11, 1997 ad-dressed to me and copied to the Board of Directors of ITT Cor-poration, I believe that the recommendation of the Board, as referred to in the attached press release issued earlier today, is self-explanatory. A Solicitation/Recommendation Statement on Schedule 14D-9 will be delivered as soon as practicable.

                                       Sincerely,

                                       /s/ Rand V. Araskog

                                       Rand V. Araskog